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                                                            OMB APPROVAL
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                                                    OMB Number:       3235-0287
                                                    Expires:  December 31, 2005
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

   Segal                             Barry
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   (Last)                           (First)             (Middle)

C/O Bradco Supply Corp.
13 Production Way
PO BOX 67
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                                    (Street)

   Avenel                              NJ                07001
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   (City)                           (State)              (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Wickes, Inc. (NASDAQ: WIKS)
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


________________________________________________________________________________
4.   Statement for Month/Day/Year

     2/14/03, 2/18/03 and 2/19/03
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |_|  Director                             |X|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable line)

     |X|  Form Filed by One Reporting Person
     |_|  Form Filed by More than One Reporting Person
________________________________________________________________________________

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                 5.
                                                                                             Amount of      6.
                                                             4.                              Securities     Owner-
                                                             Securities Acquired (A) or      Beneficially   ship
                                   2A.          3.           Disposed of (D)                 Owned          Form:      7.
                        2.         Deemed       Transaction  (Instr. 3, 4 and 5)             Following      Direct     Nature of
                        Trans-     Execution    Code         ------------------------------- Reported       (D) or     Indirect
1.                      action     Date, if     (Instr. 8)                   (A)             Transaction(s) Indirect   Beneficial
Title of Security       Date       any          ------------                 or              (Instr. 3 &    (I)        Ownership
(Instr. 3)              (mm/dd/yy) (mm/dd/yy)    Code     V      Amount      (D)    Price     Instr.4)      (Instr.4)  (Instr.4)
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Common Stock            2/14/03                   P               25,000      A      $.40    1,024,350      D
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                                                                                             45,000         I          By Bradco
                                                                                                                       Supply Corp.
                                                                                                                       of which
                                                                                                                       Mr. Segal
                                                                                                                       is CEO
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                                                                                             2,500          I          By Son,
                                                                                                                       Martin
                                                                                                                       Segal
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                        2/18/03                   P               200         A      $.39    1,024,550      D
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                                                                                             45,000         I          By Bradco
                                                                                                                       Supply Corp.
                                                                                                                       of which
                                                                                                                       Mr. Segal is
                                                                                                                       CEO
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                                                                                             2,500          I          By Son,
                                                                                                                       Martin Segal
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                        2/18/03                   P               24,800      A      $.40    1,049,350      D
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                                                                                             45,000         I          By Bradco
                                                                                                                       Supply Corp.
                                                                                                                       of which Mr.
                                                                                                                       Segal is CEO
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                                                                                             2,500          I          By Son,
                                                                                                                       Martin Segal
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                        2/19/03                    P               25,000      A      $.40    1,074,350      D
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                                                                                             45,000         I          By Bradco
                                                                                                                       Supply Corp.
                                                                                                                       of which Mr.
                                                                                                                       Segal is CEO
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                                                                                             2,500          I          By Son,
                                                                                                                       Martin Segal
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*     If the form is filed by more than one reporting person, see Instruction
      4(b)(v).

      Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.
                                                                                                          Number    10.
                                                                                                          of        Owner-
                                                                                                          deriv-    ship
                                                                                                          ative     Form
             2.                                                                                           Secur-    of
             Conver-                            5.                              7.                        ities     Deriv-   11.
             sion                               Number of                       Title and Amount          Bene-     ative    Nature
             or                                 Derivative    6.                of Underlying     8.      ficially  Secur-   of
             Exer-            3A.      4.       Securities    Date              Securities        Price   Owned     ity:     In-
             cise             Deemed   Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Follow-   Direct   direct
             Price   3.       Execut-  action   or Disposed   Expiration Date   ----------------  Deriv-  ing       (D) or   Bene-
1.           of      Trans-   ion      Code     of(D)         (Month/Day/Year)            Amount  ative   Reported  In-      ficial
Title of     Deriv-  action   Date if  (Instr.  (Instr. 3,    ----------------            or      Secur-  Trans-    direct   Owner-
Derivative   ative   Date     any      8)       4 and 5)      Date     Expira-            Number  ity     action(s) (I)      ship
Security     Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     yy)      yy)      Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
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Explanation of Responses:


 /s/ Barry Segal                                                 2/19/03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

       See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.